Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2021 RESULTS

Investment and Savings Products sales surpass $3 billion

Demand for protection products remains strong with over 90,000 new term life policies issued

Net earnings per diluted share (EPS) of $3.22, up 28%; return on stockholders’ equity (ROE) of 26.3%

Diluted adjusted operating EPS of $3.25, up 33%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 27.8%

July 1 closing of previously announced acquisition of 80% of the operating subsidiaries of Etelequote Limited

Declared dividend of $0.47 per share, payable on September 14, 2021

Duluth, GA, August 5, 2021 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2021.  Total revenues of $654.7 million increased 25% compared to the second quarter of 2020.  Net income of $128.2 million increased 26%, while earnings per diluted share of $3.22 increased 28% compared to the same quarter last year.  ROE remained robust at 26.3%.

Adjusted operating revenues, adjusted net operating income and diluted adjusted operating earnings per share are non-GAAP financial measures that exclude the impact of realized gains/losses and the mark-to-market adjustment on the reinsurance deposit asset.  Adjusted net operating income and diluted adjusted operating earnings per share also exclude transaction-related expenses associated with the purchase of 80% of the operating subsidiaries of Etelequote Limited (“e-TeleQuote”).  During the second quarter of 2021, transaction-related expenses were $2.1 million.  A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

Adjusted operating revenues were $654.2 million, increasing 25% compared to the second quarter of 2020.  Adjusted net operating income of $129.4 million increased 31%, while diluted adjusted operating earnings per share of $3.25 increased 33% compared to the same quarter last year.  ROAE was 27.8% during the second quarter of 2021 and 25.6% during the second quarter of 2020.

Second quarter results reflect clients’ continued demand for investment products and term life protection, strength in equity markets, and elevated persistency across all durations of the Company’s in-force Term Life insurance business.  Clients remain focused on the future and planning for retirement which, when combined with strong equity markets, pushed investment products sales over $3.0 billion for the first time in Company history. The Term Life segment continues to experience elevated death claims due to a combination of COVID-related deaths as well as excess mortality not identified as COVID.

“Sales results in our core businesses remain very strong,” said Glenn Williams, Chief Executive Officer.  “We are encouraged by our continued momentum and remain focused on growing our sales force as the licensing process starts to normalize and new recruits resume their pre-COVID activities.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2021	Q2 2020	% Change
Life-Licensed Sales Force (1)	132,041	134,157	(2)%
Recruits	89,285	133,123	(33)%
New Life-Licensed Representatives	10,112	12,250	(17)%
Life Insurance Policies Issued	90,071	94,044	(4)%
Life Productivity (2)	0.23	0.24	*
ISP Product Sales ($ billions)	$3.04	$1.69	80%
Average Client Asset Values ($ billions)	$89.38	$64.64	38%
Closed U.S. Mortgage Volume ($ million brokered)	$298.6	$65.8	*

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated

Segment Results
	Q2 2021	Q2 2020	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$383,536	$328,233	17%
Investment and Savings Products	238,012	164,181	45%
Corporate and Other Distributed Products (1)	32,607	29,400	11%
Total adjusted operating revenues (1)	$654,155	$521,814	25%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$116,778	$94,904	23%
Investment and Savings Products	71,154	46,860	52%
Corporate and Other Distributed Products (1)	(16,888)	(11,703)	44%
Total adjusted operating income before income taxes (1)	$171,044	$130,061	32%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

During the second quarter, the Company recruited nearly 90,000 individuals and over 10,000 representatives obtained a new life insurance license.  Year-over-year comparisons are challenging due to measures introduced last year to mitigate the COVID shutdown.  The Company remains focused on converting new recruits to licensed representatives despite disruptions in the licensing process.

At June 30, 2021, the Company had a total of 132,041 independent life-licensed representatives, including an estimated 2,400 individuals with COVID-related temporary licenses or licenses with an extended renewal date. Experience suggests the likelihood of conversion to a permanent license or ultimately renewing an extended renewal diminishes over time. At this point, the 2,400 individuals are not expected to remain licensed.

Term Life Insurance

Term life continues to experience strong results with revenues increasing to $383.5 million, or 17% year-over-year, driven by 16% growth in adjusted direct premiums from strong sales and favorable persistency.   Pre-tax income of $116.8 million increased 23% over the prior year period.

Client demand for term life insurance protection remains high.  During the quarter, the Company issued over 90,000 life insurance policies, only 4% below the heightened level issued last year when the onset of COVID created a surge in demand for new policies.  Productivity for the quarter, which is seasonally elevated in the second quarter, remained above the Company’s historical range at 0.23 policies per life-licensed representatives per month versus 0.24 in the prior year’s second quarter, reflecting the continued favorable sentiment for protection products.

COVID claims of approximately $6 million during the quarter were generally in line with expectations and $4 million lower than the prior year period.  The Company also experienced about $3 million in higher claims not identified as COVID in the current period that we believe is normal volatility.   Persistency remains above historical levels and improved over the already strong persistency experienced a year ago.  Better persistency reduced DAC amortization by $6 million, partially offset by a $2 million higher benefit reserve increase year-over-year.  Insurance expenses increased 12% due to growth in the business, higher employee costs and investments in technology.

Investment and Savings Products

Investment sales remained at record levels with a total of $3.0 billion in new sales during the second quarter of 2021.  Strong equity markets that continue to fuel investor confidence, combined with clients’ increased focus on saving for the future, led to significant growth across all products, including mutual funds, annuities and managed accounts.  Net client inflows of $1.2 billion during the quarter were approximately twice the level in the prior year period.    Client asset values ended the quarter at $91.7 billion,

an increase of 34% year-over-year, reflecting strong market performance and nearly $3.5 billion of net client inflows over the last twelve months.

Revenues of $238.0 million during the second quarter increased 45% compared to the same quarter in 2020, while pre-tax income of $71.2 million increased 52%.  Sales-based revenues increased 67% while revenue generating sales increased 79%.  Revenue growth lagged the growth in sales due to a higher proportion of large mutual fund trades, which earn a lower per-sale commission.  Asset-based revenues increased 39% year-over-year, in line with the increase in average client asset values.  Sales and asset-based commission expenses were largely in line with revenues.  Canadian segregated fund DAC amortization during the second quarter of 2021 was higher by approximately $1.7 million compared to the second quarter of 2020 due to the significant market correction during the prior year period.  Other operating expenses increased 11% year-over-year largely due to the growth in the underlying business.

Corporate and Other Distributed Products

During the second quarter of 2021, the segment recorded an adjusted operating loss before taxes of $16.9 million compared to $11.7 million in the prior year’s second quarter.  Segment adjusted revenues increased $3.2 million, or 11% year-over-year, with commissions and fees from mortgage sales increasing $4.8 million.  Allocated net investment income decreased $2.0 million from lower portfolio yields and a higher allocation to the Term Life segment to support the growing block of business, partially offset by a larger invested asset portfolio.

Sales commissions and other operating expenses increased $9.2 million, or $7.1 million when excluding the $2.1 million in e-TeleQuote transaction-related expenses recognized during the quarter.  The remainder of the year-over-year increase was due in part to $3.1 million in mortgage commissions and support costs as well as approximately $3 million of employee-related costs and continued spending on growth initiatives and technology.  Benefits and claims increased $1.6 million year-over-year primarily due to the lower interest rate environment and improved persistency on a closed block of discontinued business.

Taxes

The effective tax rate remains relatively unchanged at 24.4% in the second quarter of 2021 compared to 24.3% in the second quarter of 2020.

Capital

As of June 30, 2021, invested assets and cash at the holding company was $666.0 million, reflecting the liquidity build-up to fund the acquisition of e-TeleQuote, which closed on July 1.  Immediately following the closing, invested assets and cash at the holding company was $169.1 million.  The NAIC recently adopted new bond factors that go into effect for 2021 year-end reporting.  Using this new approach, Primerica Life Insurance Company's statutory risk-based capital (RBC) ratio is estimated at 410% at

June 30, 2021.  The Board of Directors has approved a dividend of $0.47 per share, payable on September 14, 2021, to stockholders of record on August 20, 2021.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude the transaction-related expenses associated with the purchase of 80% of Etelequote Limited’s operating subsidiaries (collectively “e-TeleQuote”).  We exclude e-TeleQuote transaction-related expenses as these are non-recurring items that will cause incomparability between period-over-period results.  Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Friday, August 6, 2021 at 9:00 a.m. Eastern, to discuss the quarter’s results.  To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance, investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policyholder retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election; the loss of a key carrier, or the modification of commission rates or underwriting practices  with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.5 million lives and had over 2.6 million client investment accounts at December 31, 2020. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2020. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2021	December 31, 2020
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,514,585	$2,464,611
Fixed-maturity security held-to-maturity, at amortized cost	1,368,740	1,346,350
Short-term investments available-for-sale, at fair value	40,325	-
Equity securities, at fair value	39,377	38,023
Trading securities, at fair value	33,498	16,300
Policy loans	29,449	30,199
Total investments	4,025,974	3,895,483
Cash and cash equivalents	774,591	547,569
Accrued investment income	18,698	17,618
Reinsurance recoverables	4,239,510	4,273,904
Deferred policy acquisition costs, net	2,808,347	2,629,644
Agent balances, due premiums and other receivables	273,493	259,448
Intangible assets	45,275	45,275
Income taxes	75,069	73,290
Operating lease right-of-use assets	44,037	46,567
Other assets	469,050	456,967
Separate account assets	2,745,827	2,659,520
Total assets	$15,519,871	$14,905,285

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,984,272	$6,790,557
Unearned and advance premiums	20,229	17,136
Policy claims and other benefits payable	471,290	519,711
Other policyholders' funds	485,855	447,765
Notes payable – Long term	374,606	374,415
Other debt obligations - Long term	125,000	-
Surplus note	1,368,194	1,345,772
Income taxes	204,197	223,496
Operating lease liabilities	50,194	52,806
Other liabilities	590,831	566,068
Payable under securities lending	80,613	72,154
Separate account liabilities	2,745,827	2,659,520
Total liabilities	13,501,108	13,069,400

Stockholders' equity:
Common stock	394	393
Paid-in capital	12,880	-
Retained earnings	1,894,539	1,705,786
Accumulated other comprehensive income (loss), net of income tax	110,950	129,706
Total stockholders' equity	2,018,763	1,835,885
Total liabilities and stockholders' equity	$15,519,871	$14,905,285

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2021	2020
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$780,299	$717,088
Ceded premiums	(413,850)	(402,549)
Net premiums	366,449	314,539
Commissions and fees	250,688	171,788
Net investment income	20,535	22,710
Realized investment gains (losses)	701	1,742
Other, net	16,313	15,036
Total revenues	654,686	525,815

Benefits and expenses:
Benefits and claims	168,347	139,646
Amortization of deferred policy acquisition costs	54,286	53,177
Sales commissions	131,303	85,492
Insurance expenses	48,579	43,753
Insurance commissions	8,838	6,333
Interest expense	7,141	7,200
Other operating expenses	66,726	56,152
Total benefits and expenses	485,220	391,753
Income before income taxes	169,466	134,062
Income taxes	41,304	32,552
Net income	$128,162	$101,510

Earnings per share:
Basic earnings per share	$3.23	$2.52
Diluted earnings per share	$3.22	$2.51

Weighted-average shares used in computing earnings per share:
Basic	39,531	40,132
Diluted	39,652	40,246

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2021	2020	% Change
Total revenues	$654,686	$525,815	25%
Less: Realized investment gains (losses)	701	1,742
Less: 10% deposit asset MTM included in NII	(170)	2,259
Adjusted operating revenues	$654,155	$521,814	25%

Income before income taxes	$169,466	$134,062	26%
Less: Realized investment gains (losses)	701	1,742
Less: 10% deposit asset MTM included in NII	(170)	2,259
Less: e-TeleQuote transaction-related expenses	(2,109)	-
Adjusted operating income before income taxes	$171,044	$130,061	32%

Net income	$128,162	$101,510	26%
Less: Realized investment gains (losses)	701	1,742
Less: 10% deposit asset MTM included in NII	(170)	2,259
Less: e-TeleQuote transaction-related expenses	(2,109)	-
Less: Tax impact of preceding items	385	(972)
Adjusted net operating income	$129,355	$98,481	31%

Diluted earnings per share (1)	$3.22	$2.51	28%
Less: Net after-tax impact of operating adjustments	(0.03)	0.07
Diluted adjusted operating earnings per share (1)	$3.25	$2.44	33%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2021	2020	% Change
Direct premiums	$774,500	$711,188	9%
Less: Premiums ceded to IPO coinsurers	246,874	257,529
Adjusted direct premiums	$527,626	$453,659	16%

Ceded premiums	$(412,028)	$(400,919)
Less: Premiums ceded to IPO coinsurers	(246,874)	(257,529)
Other ceded premiums	$(165,154)	$(143,390)

Net premiums	$362,472	$310,269	17%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2021	2020	% Change
Total revenues	$33,138	$33,401	(1)%
Less: Realized investment gains (losses)	701	1,742
Less: 10% deposit asset MTM included in NII	(170)	2,259
Adjusted operating revenues	$32,607	$29,400	11%

Loss before income taxes	$(18,466)	$(7,702)	140%
Less: Realized investment gains (losses)	701	1,742
Less: 10% deposit asset MTM included in NII	(170)	2,259
Less: e-TeleQuote transaction-related expenses	(2,109)	-
Adjusted operating loss before income taxes	$(16,888)	$(11,703)	44%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2021	December 31, 2020	% Change
Stockholders' equity	$2,018,763	$1,835,885	10%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	96,990	128,128
Adjusted stockholders' equity	$1,921,773	$1,707,757	13%